Exhibit 99

news release

Humana Inc.
500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:
Regina Nethery
Humana Investor Relations
(502) 580-3644 e-mail: Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674 e-mail: Tnoland@humana.com

Humana Completes Aggregate Offerings

of $750 million of Senior Notes

LOUISVILLE, KY (June 5, 2008) – Humana Inc. (NYSE: HUM) announced today the completion of its public offerings of $500 million of its 7.20 percent Senior Notes, due June 15, 2018, at 99.891 percent of the principal amount (“2018 Senior Notes”) and $250 million of its 8.15 percent Senior Notes, due June 15, 2038, at 99.917 percent of the principal amount (“2038 Senior Notes”). Banc of America Securities LLC and J.P. Morgan Securities Inc. acted as the joint book running managers for both the 2018 Senior Notes and the 2038 Senior Notes (collectively, “Senior Notes Offerings”).

The net proceeds from the Senior Notes Offerings will be used to repay outstanding borrowings under the company’s unsecured revolving credit agreement (“Credit Agreement”). At May 30, 2008, borrowings outstanding in connection with the Credit Agreement was $750 million.

Contemporaneous with the issuance of the Senior Notes Offerings, the company also entered into interest-rate swap agreements (“Swaps”) with major financial institutions which mature concurrent with and have the same critical terms as the Senior Notes Offerings. The Swaps have the effect of converting the fixed interest rates on the Senior Notes Offerings to variable interest rates with the expected result that net interest expense changes will correspond closely to changes in net investment income, thus mitigating any impact upon diluted earnings per common share.

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Cautionary Statement

This news release contains statements that are forward-looking. The forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the following documents filed by Humana with the Securities and Exchange Commission:

•	Form 10-K for the year ended December, 31, 2007,

•	Form 10-Qs for the quarter ended March 31, 2008,

•	Form 8-Ks filed during 2008.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health and supplemental benefits companies, with approximately 11.4 million medical members. Humana is a full-service benefits solutions company, offering a wide array of health and supplemental benefit plans for employer groups, government programs and individuals.

Over its 47-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders;

•	Securities and Exchange Commission filings;

•	Most recent investor conference presentations;

•	Quarterly earnings news releases;

•	Replay of most recent earnings release conference calls;

•	Calendar of events (includes upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);

•	Corporate Governance information.

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